Exhibit 10.3

TAX RECEIVABLE AGREEMENT

by and among

SUJA LIFE, INC.,

SUJA LIFE HOLDINGS, L.P.

and

the OTHER persons named herein

Dated as of May 7, 2026

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of May 7, 2026, is hereby entered into by and among Suja Life, Inc., a Delaware corporation (“PubCo”), Suja Life Holdings, L.P., a Delaware limited partnership (“Holdings LP”), and each of the undersigned parties and the other persons who agree to become party to this Agreement and who shall thereafter be listed on Schedule A attached hereto from time to time (each, a “Rights Holder” and collectively, the “Rights Holders”).

RECITALS

WHEREAS, the Rights Holders directly or indirectly hold equity interests in Holdings LP (the “LP Units”) and/or PubCo;

WHEREAS, Holdings LP is treated as a partnership for U.S. federal income tax purposes and PubCo is treated as a corporation for U.S. federal income tax purposes;

WHEREAS, after the IPO, PubCo will be the general partner of Holdings LP and will hold, directly and/or indirectly, LP Units;

WHEREAS, each of PSP Suja Life Blocker, LLC, a Delaware limited liability company (the “PSP Blocker”), and Vive Aggregator, LLC, a Delaware limited liability company (“Vive Aggregator” and, together with the PSP Blocker, the “Blockers”, and each, a “Blocker”), is treated as a corporation for U.S. federal income tax purposes and directly or indirectly held, immediately prior to the Blocker Reorganization (as defined below), LP Units;

WHEREAS, in preparation for and in connection with the IPO (as defined below), (a) each Blocker Shareholder (as defined below) contributed the equity interests of the applicable Blocker(s) to Suja Life Sub, Inc., a newly formed Delaware corporation (“Company Sub”), in exchange for equity interests therein, and (b) each Blocker Shareholder contributed the equity interests of Company Sub received in the exchange described in the foregoing clause (a) to PubCo in exchange for equity interests therein (the exchanges described in the foregoing clauses (a) and (b), collectively, the “Blocker Reorganization”);

WHEREAS, as a result of the Blocker Reorganization, the Corporate Taxpayer (as defined below) will (i) be entitled to utilize Blocker Attributes (as defined below) and (ii) obtain the benefit of the Blocker Transferred Basis (as defined below);

WHEREAS, in connection with the IPO, PubCo will acquire (directly or indirectly) IPO Units (as defined below) for a contribution of cash to Holdings LP not treated as part of a disguised sale under Section 707(a) of the Code (the “IPO Exchange”);

WHEREAS, as a result of the IPO Exchange and the merger of certain other holders of LP Units with and into Subsidiaries of PubCo, the Corporate Taxpayer will be entitled to obtain the benefit of the IPO Basis (as defined below);

WHEREAS, the LP Units held by certain of the Rights Holders subsequently may be exchanged for Class A Shares and/or cash or other property, in accordance with and subject to the provisions of the Exchange Agreement (as defined below);

WHEREAS, as a result of an Exchange (as defined below), the Corporate Taxpayer will (i) be entitled to use the Basis Adjustments (as defined below) relating to such LP Units exchanged in the Exchange (as defined below) and (ii) obtain the benefit of the Exchange Transferred Basis (as defined below);

WHEREAS, Holdings LP and each of its direct and indirect subsidiaries, if any, treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (i) for each Taxable Year that includes the IPO and (ii) for each Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) or non-taxable acquisition of LP Units by the Corporate Taxpayer from any of the Rights Holders for stock of the Corporate Taxpayer and/or cash or redemption by Holdings LP, in each case of this clause (ii), occurs in connection with the IPO or after the IPO (any such acquisition or redemption, including any deemed taxable acquisition under Section 707(a) of the Code, an “Exchange”);

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Blocker Attributes, (ii) Blocker Transferred Basis, (iii) IPO Basis, (iv) Exchange Transferred Basis, (v) Basis Adjustments and (vi) Imputed Interest (as defined below) (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and to make certain arrangements with respect to the effect of the Tax Attributes on the liability for taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions.

As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Accrued Amount” has the meaning set forth in Section 3.1(a)(iii).

“Accrued Payment” has the meaning set forth in Section 3.6.

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (a) (i) the actual liability of the Corporate Taxpayer for U.S. federal income Taxes (if applicable, determined in accordance with a Determination or Amended Schedule and by assuming any state and local income taxes relevant to calculating such U.S. federal income taxes are determined in accordance with the following clause (b)) and (ii) without duplication, the portion of any liability for U.S. federal income Taxes imposed directly on Holdings LP (or Holdings LP’s applicable Subsidiaries or other Persons in which Holdings LP owns a direct or indirect equity interest) under Section 6225 or any similar provision of the Code and any state and local Taxes imposed directly on Holdings LP (or Holdings LP’s applicable Subsidiaries or other Persons in which Holdings LP owns a direct or indirect equity interest), in each case, that is allocable to the Corporate Taxpayer under Section 704 of the Code or otherwise attributable to the Corporate Taxpayer in accordance with the Holdings LP Agreement, plus (b) the product of (i) the amount of the U.S. federal taxable income (not below zero) for such Taxable Year (if applicable, determined in accordance with a Determination or Amended Schedule) reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and (ii) the Blended S/L Rate.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where for purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, no Rights Holder shall be considered to be an Affiliate of the Corporate Taxpayer, Holdings LP or any of their respective Subsidiaries.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Amended Schedule” has the meaning set forth in Section 2.4(b).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to any present or former Rights Holder, as the case may be, determined under the following principles:

(i)            any Blocker Attributes (and any Basis Adjustments in respect thereof) shall be determined separately with respect to each Blocker based on the Blocker Attributes attributable to such Blocker at the time of the Blocker Reorganization, and are Attributable to the Blocker Shareholders of each Blocker to which such Blocker Attributes relate in proportion to each Blocker Shareholder’s interest in such Blocker prior to the Blocker Reorganization;

(ii)           any Blocker Transferred Basis (and any Basis Adjustments in respect thereof) shall be determined separately with respect to each Blocker based on the Blocker Transferred Basis (and related Basis Adjustments) associated with the Blocker LP Units that were acquired directly or indirectly by the Corporate Taxpayer as a result of the participation of such Blocker in the Blocker Reorganization, and shall be Attributable to the Blocker Shareholders of each Blocker to which such Blocker Transferred Basis (and related Basis Adjustments) relates in proportion to each Blocker Shareholder’s interest in such Blocker prior to the Blocker Reorganization;

(iii)          any IPO Basis (and any Basis Adjustments in respect thereof) shall be determined separately with respect to each Rights Holder, as applicable, in an amount equal to the product of (A) the total IPO Basis and (B) the IPO Basis Percentage of the LP Units previously held by such Rights Holder and transferred (whether pursuant to the Blocker Reorganization or an Exchange) to the Corporate Taxpayer, as applicable;

(iv)          any Exchange Transferred Basis (and any Basis Adjustments in respect thereof) shall be determined separately with respect to each Exchanging Holder and is Attributable to each Exchanging Holder in an amount equal to the total Exchange Transferred Basis relating to the LP Units delivered to the Corporate Taxpayer by such Exchanging Holder in the applicable Exchange;

(v)           any Basis Adjustments shall be determined separately with respect to each Exchanging Holder and each Blocker Shareholder, and are Attributable to such Exchanging Holder or Blocker Shareholder in an amount equal to the total Basis Adjustments relating to the LP Units delivered to the Corporate Taxpayer by such Exchanging Holder or Blocker Shareholder in the Exchange or the Blocker Reorganization, as applicable; and

(vi)          any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such person is actually subject to Tax thereon).

“Attribute Schedule” has the meaning set forth in Section 2.2.

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b), 707(a), 737 and/or 1012 of the Code and the Treasury Regulations promulgated thereunder (in situations where, as a result of one or more Exchanges, Holdings LP becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, Holdings LP remains in existence as an entity classified as a partnership for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of (i) an Exchange, (ii) the payments made pursuant to this Agreement in respect of such Exchange or (iii) the payments made pursuant to this Agreement in respect of the Blocker Reorganization. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange shall be determined without regard to any Pre-Exchange Transfer and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value of the LP Units that are the subject of the Exchange at the time of the Exchange.

“Blended S/L Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of tax imposed on the aggregate net income of the Corporate Taxpayer in each U.S. state and local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Tax Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended S/L Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended S/L Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5%, multiplied by 60%, plus (b) 5.5%, multiplied by 40%).

“Blocker(s)” has the meaning set forth in the Recitals of this Agreement.

“Blocker 743(b) Adjustment” means any adjustment, existing as of the close of the IPO Date (as determined based on an interim closing of the books of Holdings LP as of the close of the IPO Date), to the Tax basis of the Reference Assets under Section 743(b) of the Code that is attributable to the LP Units held by a Blocker.

“Blocker Attributes” means, without duplication, the net operating losses, capital losses, research and development credits, foreign tax credits, excess Section 163(j) limitation carryforwards, charitable deductions and any Tax attributes (other than capitalized debt issuance costs) that the Corporate Taxpayer is entitled to utilize as a result of the Blocker Reorganization that relate to periods (or portions thereof) prior to the Blocker Reorganization; provided, however, that in order to determine whether any such Tax attribute is a Blocker Attribute, the Taxable Year of the Corporate Taxpayer that includes the effective date of the Blocker Reorganization shall be deemed to end as of the close of such effective date.

“Blocker LP Units” means the LP Units acquired directly or indirectly by the Corporate Taxpayer in the Blocker Reorganization.

“Blocker Reorganization” has the meaning set forth in the Recitals of this Agreement.

“Blocker Shareholder” means any Person who, prior to the Blocker Reorganization, directly or indirectly held equity interests of a Blocker, and as a result of the Blocker Reorganization, holds Class A Shares (or held Class A Shares prior to any disposition thereof, and such Person’s successors and permitted transferees).

“Blocker Transferred Basis” means the Tax basis (including any Blocker 743(b) Adjustments) of any Reference Asset that is (i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code for U.S. federal income Tax purposes or (iii) otherwise reportable as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes relating to the Blocker LP Units transferred from the Blocker to the Corporate Taxpayer and determined as of the time of the Blocker Reorganization; provided, that, any Tax basis included in the IPO Basis and Attributable to the Blocker Shareholders (with respect to LP Units acquired in the Blocker Reorganization) shall be excluded from the determination of the Blocker Transferred Basis to the extent necessary to avoid double counting.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means any day except a Saturday, a Sunday and any other day on which commercial banks are required or authorized to close in the State of New York.

“Change of Control” means the occurrence of any one of the following events:

(i)            a restructuring, reorganization, consolidation or similar form of transaction (or series of related transactions) for the purpose of modifying the capital structure of the Corporate Taxpayer (including exchanging debt for equity) directly involving the Corporate Taxpayer or indirectly involving the Corporate Taxpayer through one or more intermediaries unless, immediately following such transaction (or series of related transactions), more than 50% of the voting power of the then-outstanding voting stock or other equity securities of the Corporate Taxpayer resulting from the consummation of such transaction (including any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporate Taxpayer and all or substantially all of the Corporate Taxpayer’s assets) is held by the then-existing equityholders of the Corporate Taxpayer (determined immediately prior to such transaction and related transactions); provided, that, for the avoidance of doubt, sales of stock or equity instruments (however structured) of the Corporate Taxpayer in ordinary course market transactions will not, in and of itself, result in a Change of Control under this clause (i);

(ii)            a transaction (or series of related transactions) in which the Corporate Taxpayer, directly or indirectly, sells, assigns, conveys, transfers or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;

(iii)           a transaction (or series of related transactions) in which there is an acquisition of control of the Corporate Taxpayer by a Person or “group” of Persons (within the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934) (excluding (x) any Person or “group” or Persons that, on the IPO Date, is the beneficial owner of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then-outstanding voting securities or (y) any such “group” formed after the IPO that includes members that collectively, as of the IPO Date, are the beneficial owners of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then-outstanding voting securities). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute “control” for the purpose of this definition); or

(iv)          the liquidation or dissolution of the Corporate Taxpayer.

Notwithstanding the foregoing, a “Change of Control” shall be deemed not to have occurred: (a) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions; (b) as a result of the imposition or creation of a lien or encumbrance on the assets of the Corporate Taxpayer or any of its Subsidiaries which is not for the purpose of effectuating a change in majority effective ownership or majority control over the Corporate Taxpayer; or (c) if the Rights Holder Representative agrees in writing to elect for a “Change of Control” to not have occurred upon the occurrence of any transaction, series of related transactions or any other occurrence that may otherwise qualify as a “Change of Control”.

“Class A Shares” means shares of Class A Common Stock of PubCo, par value $0.0001 per share.

“Class V Shares” means shares of Class V Common Stock of PubCo, par value $0.0001 per share.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means Class A Shares and Class V Shares.

“Company Sub” has the meaning set forth in the Recitals of this Agreement.

“Corporate Taxpayer” means PubCo and any company that is a member of a group filing a consolidated Tax Return of which PubCo (or any of its successors) is a member, where appropriate.

“Covered Person” has the meaning set forth in Section 7.15.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, reduced, but not below zero, by the cumulative amount of Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Code Section 1313(a) or a similar applicable provision of state, or local income tax law or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Event” means any event or circumstance (or group of events or circumstances) giving rise to an Early Termination Payment pursuant to Section 4.1(b), (c) or (d).

“Early Termination Notice” has the meaning set forth in Section 4.1(b).

“Early Termination Payment” has the meaning set forth in Section 4.2(b).

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) a per annum rate of SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.1(b).

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Agreement” means that certain Exchange Agreement, dated the date hereof, by and among the Corporate Taxpayer, Holdings LP, Suja Life Consortium Aggregator, L.P. and the other Persons from time to time party thereto.

“Exchange Consideration” has the meaning set forth in Section 3.1(b).

“Exchange Date” means the date of any Exchange.

“Exchange Transferred Basis” means the Tax basis (including, for the avoidance of doubt, Tax basis arising under Section 734(b) of the Code) of any Reference Asset that is (i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code or (iii) otherwise reportable as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes relating to the LP Units transferred upon an Exchange and determined as of the time of such Exchange; provided, that, any Tax basis included in the IPO Basis and Attributable to Exchanging Holders (with respect to the LP Units subject to the Exchange Agreement) shall be excluded from the determination of the Exchange Transferred Basis to the extent necessary to avoid double counting.

“Exchanging Holder” means any Rights Holder that holds and/or has held LP Units that are subject to the terms of the Exchange Agreement.

“Expert” has the meaning set forth in Section 7.10.

“Future TRAs” has the meaning set forth in Section 5.3.

“Holdings LP” has the meaning set forth in the Preamble.

“Holdings LP Agreement” means that certain Sixth Amended and Restated Agreement of Limited Partnership of Holdings LP, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (a) (i) the hypothetical liability of the Corporate Taxpayer for U.S. federal income Taxes (if applicable, determined in accordance with a Determination or Amended Schedule and by assuming any state and local income taxes relevant to calculating such U.S. federal income taxes are determined in accordance with the following clause (b)) and (ii) without duplication, the portion of any liability for U.S. federal income Taxes imposed directly on Holdings LP (or Holdings LP’s applicable Subsidiaries or other Persons in which Holdings LP owns a direct or indirect equity interest) under Section 6225 or any similar provision of the Code and any state and local Taxes imposed directly on Holdings LP (or Holdings LP’s applicable Subsidiaries or other Persons in which Holdings LP owns a direct or indirect equity interest), in each case, that is allocable to the Corporate Taxpayer under Section 704 of the Code or otherwise attributable to the Corporate Taxpayer in accordance with the Holdings LP Agreement, plus (b) the product of (i) the amount of the U.S. federal taxable income (not below zero) for such Taxable Year (if applicable, determined in accordance with a Determination or Amended Schedule) reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and (ii) the Blended S/L Rate, in each case of clauses (a) and (b) above, calculated in accordance with the definition of Actual Tax Liability and using the same methods, elections, conventions, and similar practices used on the relevant Tax Return, but (A) without taking into account Blocker Attributes, if any, (B) using the Non-Blocker Transferred Basis as reflected on the Attribute Schedule, including amendments thereto for the Taxable Year, (C) using the Non-IPO Basis as reflected on the Attribute Schedule, including amendments thereto for the Taxable Year, (D) using the Non-Exchange Transferred Basis as reflected on the Attribute Schedule, including amendments thereto for the Taxable Year, (E) using the Non-Stepped Up Tax Basis as reflected on the Attribute Schedule, including amendments thereto for the Taxable Year, and (F) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portion thereof) that is attributable to a Tax Attribute, as applicable. For the avoidance of doubt, the basis of the Reference Assets in the aggregate for purposes of determining the Hypothetical Tax Liability can never be less than zero.

“Imputed Interest” means any interest imputed under Section 1272, Section 1274, or Section 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of the Corporate Taxpayer under this Agreement.

“Independent Directors” means the members of the Board of Directors of PubCo who are “independent” under the standards of the principal U.S. securities exchange on which the Common Stock is traded or quoted.

“Intended Tax Treatment” has the meaning set forth in Section 3.7(f).

“IPO” means the initial public offering of Common Stock pursuant to the registration statement on Form S-1 of PubCo.

“IPO Basis” means the Tax basis (including, for the avoidance of doubt, Tax basis arising under Section 734(b) of the Code) of any Reference Asset at the time of the IPO that is (i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code or (iii) otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes, in each case of clauses (i) through (iii), to the extent allocable to the Corporate Taxpayer (for the avoidance of doubt, including as a result of Section 704(c) of the Code) as a result of its acquisition of IPO Units.

“IPO Basis Payment” means a Tax Benefit Payment attributable to IPO Basis.

“IPO Basis Percentage” means, in respect of a Rights Holder, the percentage, the numerator of which is the number of LP Units (assuming that Holdings LP has recapitalized into common units immediately prior to the IPO) that are transferred (either pursuant to the Blocker Reorganization or an Exchange) by such Rights Holder to the Corporate Taxpayer and the denominator of which is the total LP Units held by Rights Holders that would have been outstanding (assuming that Holdings LP has recapitalized into common units immediately prior to the IPO) immediately prior to the IPO.

“IPO Date” means the closing date of the IPO.

“IPO Exchange” has the meaning set forth in the Recitals of this Agreement.

“IPO Units” means the LP Units acquired (directly or indirectly) by PubCo with the net proceeds from the IPO (excluding any LP Units acquired in an Exchange).

“IRS” means the U.S. Internal Revenue Service.

“LP Units” has the meaning set forth in the Recitals of this Agreement.

“Market Value” means the closing price of the Common Stock on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Common Stock on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Common Stock is not then listed on a national securities exchange or interdealer quotation system, the Market Value shall mean the cash consideration paid for Common Stock, or the fair market value of the other property delivered for Common Stock, as determined by the Board in good faith.

“Net Tax Benefit” has the meaning set forth in Section 3.1(a)(ii).

“Non-Blocker Transferred Basis” means, with respect to any Reference Asset at the time of the Blocker Reorganization that is (i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code, or (iii) otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes, the Tax basis (including any Blocker 743(b) Adjustments) that such Reference Asset would have had if the Blocker Transferred Basis at the time of the Blocker Reorganization was equal to zero.

“Non-Exchange Transferred Basis” means with respect to any Reference Asset at the time of an Exchange that is (i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code or (iii) otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes, the Tax basis that such Reference Asset would have had if the Exchange Transferred Basis at the time of the IPO or Exchange (as applicable) was equal to zero.

“Non-IPO Basis” means, with respect to any Reference Asset at the time of the IPO Exchange that is (i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code or (iii) otherwise reported as amortizable or depreciable on IRS Form 4562 for U.S. federal income Tax purposes, the Tax basis that such Reference Asset would have had if the IPO Basis of such Reference Asset at the time of the IPO was equal to zero.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Assignment” has the meaning set forth in Section 7.6(a).

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a prior holder) of, or distribution in respect of, one or more LP Units (or interests in any applicable Subsidiaries of Holdings LP or other Persons in which Holdings LP owns a direct or indirect equity interest) (i) that occurs prior to an Exchange of such LP Units and (ii) to which Section 734(b) or Section 743(b) of the Code applies.

“PSP” has the meaning set forth within the definition of “Rights Holder Representative”.

“PSP Blocker” has the meaning set forth in the Recitals of this Agreement.

“PubCo” has the meaning set forth in the Preamble.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.10.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a).

“Reference Asset” means an asset that is held by Holdings LP, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt, a Reference Asset does not include any asset that is held directly or indirectly by a Subsidiary treated as a corporation for U.S. federal income tax purposes.

“Rights Holder(s)” has the meaning set forth in the Preamble.

“Rights Holder Representative” means, initially, Paine Schwartz Food Chain Fund V GP, L.P. (“PSP”), or its designated Affiliate, unless PSP or such designated Affiliate resigns as the Rights Holder Representative by delivering written notice to the Corporate Taxpayer, in which case the Rights Holder Representative shall be the Person appointed from time to time by a majority of the Rights Holders in accordance with their right to receive Early Termination Payments hereunder.

“Schedule” means any of the following: (i) an Attribute Schedule, (ii) a Tax Benefit Schedule and (iii) an Early Termination Schedule, and, in each case, any amendments thereto.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“SOFR” means for each month (or portion thereof), the forward looking term rate based on the secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) for a one-month period, on the date two days prior to the first day of such month, as published on an information service as selected by the Rights Holder Representative from time to time in its reasonable discretion; provided, that if (i) adequate and reasonable means do not exist for ascertaining SOFR and such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of SOFR or a governmental authority having jurisdiction over the Rights Holder Representative or any member of the Corporate Taxpayer has made a public statement identifying a specific date after which SOFR shall no longer be used for determining interest rates for loans, then the Corporate Taxpayer and the Rights Holder Representative shall endeavor to establish an alternate rate of interest to SOFR that gives due consideration to the then prevailing market convention for determining a comparable rate of interest in the United States at such time, and the Corporate Taxpayer and the Rights Holder Representative shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; and provided, further, that the alternate rate of interest shall be no less than the interest rate equal to SOFR of the prior month.

“Subsidiary” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(a)(i).

“Tax Benefit Schedule” has the meaning set forth in Section 2.3(a).

“Tax Claim” has the meaning set forth in Section 6.1(b).

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of U.S. state or local income tax law (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), in each case, that ends on or after the IPO Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to tax matters.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:

(i)            the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii)            any Blocker Attributes or loss carryovers generated by deductions arising from any Tax Attributes that are available as of the date of the Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such Blocker Attributes or loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date;

(iii)            the U.S. federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date (except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law) and the Blended S/L Rate will be calculated based on such rates and the apportionment factor applicable in the prior Taxable Year;

(iv)          any non-amortizable assets (other than equity interest in any Subsidiary that is treated as an association taxable as a corporation for U.S. federal income Tax purposes) will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange or deemed exchange pursuant to clause (v) (in the case of Basis Adjustments) and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary) (other than equity interest in any subsidiary that is treated as an association taxable as a corporation for U.S. federal income Tax purposes);

(v)            if, at the Early Termination Date, there are LP Units that have not been Exchanged, then each such LP Unit shall be deemed Exchanged for the Market Value of such LP Unit;

(vi)          with respect to Taxable Years where the Payment Date has passed, any unpaid Tax Benefit Payments and any applicable interest will be paid on the Early Termination Date at the Default Rate; and

(vii)         each Tax Benefit Payment for the relevant Taxable Year will be due and payable and satisfied on the due date (without extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer.

“Vive Aggregator” has the meaning set forth in the Recitals of this Agreement.

Article II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1            754 Election. The Corporate Taxpayer shall cause Holdings LP and each of its applicable direct or indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or non-U.S. tax law) for each Taxable Year. The Corporate Taxpayer shall use commercially reasonable efforts to cause each Person in which Holdings LP owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership for U.S. federal income Tax purposes to have in effect such an election for each Taxable Year.

Section 2.2            Attribute Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to the Rights Holder Representative, a schedule (an “Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the Blocker Attributes, if any, (b) the Blocker Transferred Basis of each Reference Asset, if any, (c) the IPO Basis of each Reference Asset, if any, (d) the Exchange Transferred Basis of each Reference Asset, if any, (e) the Basis Adjustment with respect to the Reference Assets in respect of each Rights Holder as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by such Rights Holder, if any, (f) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such Rights Holder as of each applicable Exchange Date, if any, (g) the period (or periods) over which the Reference Assets in respect of such Rights Holder are amortizable and/or depreciable and (h) the period (or periods) over which the Blocker Attributes, the Blocker Transferred Basis, the IPO Basis, the Exchange Transferred Basis and each Basis Adjustment is amortizable and/or depreciable. An Attribute Schedule will become final and binding on the parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the parties pursuant to the procedures set forth in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)). All costs and expenses incurred in connection with the provision and preparation of the Attribute Schedules and the Tax Benefit Schedules for each Rights Holder in compliance with this Agreement shall be borne by the Corporate Taxpayer.

Section 2.3            Tax Benefit Schedule.

(a)            Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year, the Corporate Taxpayer shall provide to the Rights Holder Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment or the Realized Tax Detriment (and lack of a Tax Benefit Payment), as applicable, Attributable to each Rights Holder for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)            Applicable Principles.

(i)            General. The Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes payable or economically borne by the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type, except as otherwise provided by this Agreement. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The Actual Tax Liability shall be calculated taking into account the Intended Tax Treatment.

(ii)            Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provision to the contrary in this Agreement, the Intended Tax Treatment shall not be required to apply to payments hereunder to an Exchanging Holder in respect of a Section 734(b) Exchange by such Exchanging Holder. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) an Exchanging Holder that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the Exchanging Holder that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion.

Section 2.4            Procedures, Amendments.

(a)            Procedure. Each time the Corporate Taxpayer delivers to the Rights Holder Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), any Early Termination Schedule or any amended Early Termination Schedule, the Corporate Taxpayer shall also (i) deliver to the Rights Holder Representative supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by the Rights Holder Representative, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule and (ii) allow the Rights Holder Representative reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to the Rights Holder Representative, along with any supporting schedules, valuation reports and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties unless the Rights Holder Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Corporate Taxpayer with a notice of an objection to such Schedule or amendment thereto (“Objection Notice”) or such earlier date as the Rights Holder Representative provides written notice to the Corporate Taxpayer that it has no objections to the Schedule. If the Corporate Taxpayer and Rights Holder Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after the Rights Holder Representative gives the Corporate Taxpayer such Objection Notice, the Corporate Taxpayer and the Rights Holder Representative shall employ the reconciliation procedures described in Section 7.10 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.10.

(b)           Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Rights Holder Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year or (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”); provided, however, that an amendment under clause (i) attributable to an audit of a Tax Return by the Corporate Taxpayer, Holdings LP or any of their respective Subsidiaries shall not be made on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporate Taxpayer shall provide an Amended Schedule to the Rights Holder Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures described in Section 2.4(a).

Article III

TAX BENEFIT PAYMENTS

Section 3.1            Payments; Timing of Payments. Within five (5) Business Days of a Tax Benefit Schedule becoming final in accordance with Section 2.4(a) and Section 7.10, if applicable, the Corporate Taxpayer shall pay to each Rights Holder for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(a) that is Attributable to such Rights Holder. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the applicable Rights Holder to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and such Rights Holder. For the avoidance of doubt, (a) no Tax Benefit Payment shall be made in respect of estimated tax payments and (b) the payments provided for pursuant to the above sentence shall be computed separately for each Rights Holder. No Rights Holder shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such Rights Holder (including any portion of any Early Termination Payment).

(a)           For purposes of this Agreement:

(i)            A “Tax Benefit Payment” in respect of a Rights Holder for a Taxable Year means an amount, not less than zero, equal to the sum of (A) the Net Tax Benefit that is Attributable to such Rights Holder and (B) the Accrued Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law.

(ii)            Subject to Section 3.4, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Accrued Amounts); provided, that if there is no such excess (or if a deficit exists), no Rights Holder shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously made by the Corporate Taxpayer to such Rights Holder.

(iii)          The “Accrued Amount” with respect to any Net Tax Benefit shall equal an amount determined in the same manner as interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

(b)           PubCo, Holdings LP and the Rights Holders hereby acknowledge and agree that, as of the date of the Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income and other applicable tax purposes. Notwithstanding anything herein to the contrary, unless otherwise specified by a Rights Holder in a written notice to PubCo, the aggregate Tax Benefit Payments herein (other than amounts accounted for as interest under the Code) with respect to any Exchange by a Rights Holder or other applicable transaction shall not exceed 75% of the fair market value of the consideration received (whether as a cash payment, as Class A Shares or as other consideration, but excluding, for the avoidance of doubt, the fair market value of the Tax Benefit Payments hereunder) in such Exchange or other applicable transaction (such consideration, the “Exchange Consideration”) such that the stated maximum selling price (within the meaning of Section 15A.453-1(c)(2) of the Treasury Regulations) is equal to 175% of the Exchange Consideration.

Section 3.2            No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Cumulative Net Realized Tax Benefits of the Corporate Taxpayer, and the Accrued Amounts thereon, being paid to the Rights Holders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.3            Payments in United States Dollars. All payments to be made under this Agreement shall be made in United States dollars.

Section 3.4            Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate potential Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for that Taxable Year shall be allocated among all parties then-eligible to receive Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit for that Taxable Year, respectively, that would have been Attributable to each Rights Holder if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.5            Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the Rights Holders agree that (a) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to the amounts of Tax Benefit Payments, respectively, that would have been made to each Rights Holder if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (b) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all Rights Holders in respect of all prior Taxable Years have been made in full.

Section 3.6            IPO Basis Exchange. Notwithstanding anything to the contrary herein, any and all Tax Benefit Payments that would otherwise be made pursuant to this Agreement to the Exchanging Holder with respect to any IPO Basis shall be held in cash by the Corporate Taxpayer for the benefit of the Exchanging Holder (without any interest thereon) (such withheld amount, the “Accrued Payment”). Promptly following the time the Exchanging Holder has exchanged Units, such Accrued Payment Attributable to Exchanging Holder with respect to the exchanged Units shall be paid by the Corporate Taxpayer to the Exchanging Holder.

Section 3.7            Intended Tax Treatment. The parties hereto agree that it is their intention, for U.S. federal (and applicable state and local) income tax purposes, that:

(a)            A Tax Benefit Payment paid to a Rights Holder that is an Exchanging Holder in respect of an LP Unit that is subject to the Exchange Agreement shall be treated as in part additional purchase price for such LP Unit and in part Imputed Interest;

(b)            A Tax Benefit Payment (other than Imputed Interest thereon) paid to a Blocker Shareholder in respect of an LP Unit that was acquired by the Corporate Taxpayer pursuant to the Blocker Reorganization or otherwise attributable to the Blocker Transferred Basis, Blocker Attributes, or IPO Basis (with respect to an IPO Basis Payment received in respect of the Blocker Reorganization) shall be treated as nonqualifying property or money for purposes of Section 351 and/or Section 356 of the Code or otherwise as a distribution pursuant to Section 304 of the Code, as applicable, received in the Blocker Reorganization;

(c)            each Exchange shall give rise to Basis Adjustments;

(d)            all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Exchange Transferred Basis, Basis Adjustments or IPO Basis (with respect to an IPO Basis Payment received as a result of an Exchange) shall be treated as subsequent upward purchase price adjustments with respect to the LP Units exchanged in the applicable Exchange that have the effect of creating additional Basis Adjustments to Reference Assets in the year of payment; and

(e)            the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest shall be deductible by the Corporate Taxpayer (clauses (a) through (e), collectively, the “Intended Tax Treatment”).

Article IV

TERMINATION

Section 4.1            Termination of Agreement; Elective Early Termination; Automatic Early Termination.

(a)            In General. This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the Rights Holders under this Agreement.

(b)            Elective Early Termination. Notwithstanding Section 4.1(a), with the written approval of a majority of the Independent Directors, the Corporate Taxpayer may terminate this Agreement by paying to the Rights Holders the Early Termination Payment, together with the other amounts required by this paragraph. If the Corporate Taxpayer chooses to exercise its right of early termination pursuant to this Section 4.1(b), the Corporate Taxpayer shall deliver to the Rights Holder Representative irrevocable written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties in accordance with the procedures set forth Section 2.4(a). Upon finalization of the Early Termination Schedule, the Corporate Taxpayer shall pay to each Rights Holders at the time set forth in Section 4.2, such Rights Holder’s Attributable portion of (i) the Early Termination Payment, (ii) any Tax Benefit Payment due and payable but unpaid as of the date of the Early Termination Notice and (iii) any Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c)            Acceleration Upon Material Breach of This Agreement. In the event that the Corporate Taxpayer breaches in any material respect any of its obligations under this Agreement, whether as a result of a failure to make a payment when due, failure to honor any other material obligations required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under bankruptcy laws or otherwise, then all obligations hereunder shall be accelerated, the Corporate Taxpayer shall be deemed to have delivered an Early Termination Notice on the first date of such breach and the Corporate Taxpayer shall pay to the Rights Holders at the time specified in Section 4.2, such Rights Holder’s Attributable portion of (i) the Early Termination Payment, (ii) any Tax Benefit Payment that is due and payable but unpaid as of such date and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment). The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a material breach of an obligation under this Agreement for all purposes of this Agreement.

(d)            Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall automatically accelerate and become due and payable at the closing of such Change of Control. In such event, the Corporate Taxpayer shall be deemed to have delivered an Early Termination Notice on the date of such Change of Control and the Corporate Taxpayer shall pay to the Rights Holders at the time specified in Section 4.2 (i) the Early Termination Payment, (ii) any Tax Benefit Payment that is due and payable but unpaid as such date and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date (except to the extent that such amount is included in the Early Termination Payment). The Corporate Taxpayer shall use its reasonable best efforts to provide to the Rights Holder Representative an Early Termination Schedule showing in reasonable detail the calculation of the Early Termination Payment with respect to an expected Change of Control as far in advance as is reasonably practicable of such Change of Control (but no more than thirty (30) Business Days in advance) so as to enable the calculation of the Early Termination Payment to be finalized pursuant to Section 2.4(a) prior to the date of the effective date of the Change of Control. Notwithstanding the foregoing, where the parties anticipate a Change of Control but are not certain of the date on which such Change of Control will occur, the Corporate Taxpayer and the Rights Holder Representative may agree to base the calculations contemplated by this Section 4.1(d) on a date other than the closing date of the Change of Control.

(e)            For the avoidance of doubt, this Section 4.1 shall not prevent (i) the Corporate Taxpayer and the Rights Holder Representative from negotiating a termination of the Rights Holders’ rights under this Agreement in exchange for a payment that is different than the Early Termination Payment and which is binding on all Rights Holders or (ii) the Rights Holder Representative from waiving any of the rights of the Rights Holders under this Section 4.1.

Section 4.2            Payment upon Early Termination Event.

(a)            Any amount required to be paid pursuant to Section 4.1(b) or Section 4.1(c) shall be paid within five (5) Business Days after the corresponding Early Termination Schedule is finalized pursuant to Section 2.4. Any amount required to be paid pursuant to Section 4.1(d) shall be paid on the date of the closing of the Change of Control. All such payments shall be made by wire transfer of immediately available funds to the respective bank accounts designated by the Rights Holders, or as otherwise agreed by the Corporate Taxpayer and the Rights Holder Representative.

(b)            The “Early Termination Payment” with respect to an Early Termination Event shall equal the present value as of the corresponding Early Termination Date, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to the Rights Holders beginning from the Early Termination Date, calculated by applying the Valuation Assumptions.

Article V

PAYMENT MECHANICS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.1            Late Payments. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment (or other payment pursuant to Section 4.1 or Section 4.2) not made by the Corporate Taxpayer to the Rights Holders when due under the terms of this Agreement (other than pursuant to Section 5.2) shall accrue interest at the Default Rate commencing from the date on which such payment was due and payable.

Section 5.2            Compliance with Indebtedness. Notwithstanding anything to the contrary herein, if, at the time any amounts become due and payable hereunder, the Corporate Taxpayer is not permitted, pursuant to the terms of the Corporate Taxpayer’s debt financing arrangements, to pay such amounts, or the Corporate Taxpayer’s Subsidiaries are not permitted, pursuant to the terms of the Corporate Taxpayer’s (or the applicable Subsidiary’s) debt financing arrangements, to make dividends, loans or other transfers to the Corporate Taxpayer to allow the Corporate Taxpayer to pay such amounts, then the Corporate Taxpayer shall by notice to the Rights Holder Representative be permitted to defer the payment of such amounts to the minimum extent necessary until each condition rendering the payment of such amounts impermissible as described in this Section 5.2 is no longer applicable. At the time such condition is no longer applicable and no other such condition exists, such amounts (together with accrued and unpaid interest thereon as described in this Section 5.2) shall become due and payable immediately. If the Corporate Taxpayer defers the payment of any such amounts pursuant to the first sentence in this Section 5.2, such amounts shall accrue interest at the Agreed Rate from the date that such amounts originally became due and owing pursuant to the terms hereof until the date that such amounts are paid. For the avoidance of doubt, any payment not made due to the preceding sentence shall not be deemed a breach under Section 4.1(c) unless and until such payment remains unpaid thirty (30) calendar days after the date on which such condition described in this Section 5.2 is no longer applicable. The Corporate Taxpayer agrees to use commercially reasonable efforts to cure (and to cause its Subsidiaries to cure) any condition rendering the payment of such amounts impermissible as described in this Section 5.2 and to cause the Corporate Taxpayer and its Subsidiaries to pay dividends or make loans (including, to the extent commercially reasonable, granting access to any revolving credit facility or other source of liquidity to facilitate the payment of such dividends or loans), to the extent consistent with the terms of their outstanding debt financing arrangements and any applicable law, to the extent necessary to make payments hereunder.

Section 5.3            Conflicting Agreements. Unless the Rights Holder Representative otherwise agrees in writing, the Corporate Taxpayer shall use commercially reasonable efforts not to, and shall cause its Subsidiaries to use commercially reasonable efforts not to, enter into any material agreement or indenture or any material amendment or other material modification to any agreement or indenture (including, in each case, in connection with any refinancing) or incur, create or assume any material liabilities or other material obligations in respect of indebtedness for borrowed money (excluding any trade payables, intercompany debt or similar obligations) (“Senior Obligations”), in each case, after the date hereof, that would reasonably be expected to, directly or indirectly, materially impede (or further impede) the Corporate Taxpayer’s ability to make payments under this Agreement (other than any Early Termination Payment) in accordance with its terms, including any agreement that would reasonably be expected to, directly or indirectly, materially impede (or further impede) the ability of the Corporate Taxpayer to pay amounts payable under this Agreement or the ability of any Subsidiary of the Corporate Taxpayer to upstream cash (by dividend, loan or other transfer) to the Corporate Taxpayer to fund amounts payable by the Corporate Taxpayer under this Agreement (other than any Early Termination Payment). Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement shall be senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA and that there is no duplication of Tax Attributes (and payments with respect thereto) that are subject to this Agreement and Tax attributes (and payment obligations with respect thereto) that are subject to any Future TRAs. For the avoidance of doubt, any payment required to be made by the Corporate Taxpayer to the Rights Holders under this Agreement shall be pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer and its Subsidiaries that are not Senior Obligations.

Article VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1            Participation in the Corporate Taxpayer’s and Holdings LP’s Tax Matters.

(a)            Except as otherwise provided in this Agreement, the Corporate Taxpayer and Holdings LP shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporate Taxpayer and Holdings LP, respectively, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporate Taxpayer and Holdings LP, as applicable act in good faith in connection with their direct or indirect control of any matter which is reasonably expected to affect the Rights Holders’ rights and obligations under this Agreement.

(b)            Notwithstanding the foregoing, the Corporate Taxpayer or Holdings LP, as applicable, shall notify the Rights Holder Representative in writing of the commencement of, and keep the Rights Holder Representative reasonably informed with respect to, any tax audit or tax administrative or judicial proceeding of the Corporate Taxpayer (or its Subsidiaries) or Holdings LP by a Taxing Authority the outcome of which could reasonably be expected to adversely affect the timing of, or the amount of, any Tax Benefit Payment (any “Tax Claim”), and shall give the Rights Holder Representative reasonable opportunity to provide information and participate in the applicable portion of such Tax Claim, including attending any meetings with any Taxing Authority, employing counsel separate from the counsel employed by the Corporate Taxpayer or Holdings LP, as applicable, and having a reasonable opportunity to comment on and approve all material submissions made by the Corporate Taxpayer or Holdings LP, as applicable, to any Taxing Authority. Notwithstanding anything herein to the contrary, without the consent of the Rights Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, the Corporate Taxpayer or Holdings LP, as applicable, shall not, and shall cause each respective Subsidiary not to, (i) change any accounting method, or amend or take any position inconsistent with a previously filed Tax Return of any such entity, in each case, if such action could materially and adversely affect the Tax Benefit Payments or (ii) settle or otherwise resolve any Tax Claim, if such settlement could have a materially adverse effect on a Rights Holder’s rights (including the right to receive payments) under this Agreement.

Section 6.2            Cooperation. Each of the Corporate Taxpayer, Holdings LP and the Rights Holder Representative shall (subject to customary confidentiality undertakings) (a) furnish to the other parties in a timely manner such information, documents and other materials as the other party (or parties) may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting, participating in, or defending any audit, examination or controversy with any Taxing Authority, including pursuant to Section 6.1, (b) make itself available to the other parties and their respective representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. Upon the request of any Rights Holder, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such Rights Holder in connection with (i) its Tax or financial reporting or (ii) the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including providing any information (including projections of taxable income and Tax Benefit Payments) and executing any documentation. In addition, the Corporate Taxpayer shall not, and shall cause each of its Subsidiaries not to, take any action or omit to take any action, in each case, that has the primary purpose of circumventing the attainment of or otherwise reducing any Tax Benefit Payment or Early Termination Payment under this Agreement or triggering an Early Termination Event under this Agreement.

Section 6.3            Consistency. The Corporate Taxpayer and the Rights Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause Holdings LP and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all Rights Holders under this Agreement) to defend the Tax treatment contemplated by this Agreement, including the Intended Tax Treatment, and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Article VII

MISCELLANEOUS

Section 7.1            Notices. All notices, requests, claims, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or sent by email (unless the party delivering such notice receives notice of transmission failure), (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to PubCo or the Corporate Taxpayer, to:

c/o Suja Life, Inc.

3841 Ocean Ranch Blvd.

Oceanside, CA 92056

Attn:       Maria Stipp

Jeff Pederson

Email:     [***]

[***]

with a copy, in any case, to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attn:       Corey D. Fox, P.C.

Peter Stach, P.C.

Michael P. Keeley, P.C.

Kevin Stocks

Email:     [***]

[***]

[***]

[***]

If to Holdings LP, to:

c/o Suja Life, Inc.

3841 Ocean Ranch Blvd.

Oceanside, CA 92056

Attn:       Maria Stipp

Jeff Pederson

Email:     [***]

[***]

with a copy, in any case, to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attn:       Corey D. Fox, P.C.

Peter Stach, P.C.

Michael P. Keeley, P.C.

Kevin Stocks

Email:     [***]

[***]

[***]

[***]

If to the Rights Holder Representative, to:

c/o Paine Schwartz Partners, LLC

610 Broadway

3rd Floor

New York, NY 10012

Attn:       Kevin Schwartz

Alex Corbacho

Lee Nussbaum

Nina Callahan

Email:     [***]

[***]

[***]

[***]

with a copy, in any case, to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attn:       Corey D. Fox, P.C.

Peter Stach, P.C.

Michael P. Keeley, P.C.

Kevin Stocks

Email:     [***]

[***]

[***]

[***]

Section 7.2            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile or email transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3            Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4            Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5            Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6            Successors; Assignment; Amendments; Waivers.

(a)            No Rights Holder (other than a Rights Holder that is an Affiliate of PSP) may assign its rights under this Agreement without the prior written consent of the Rights Holder Representative. The Rights Holder Representative and any Rights Holder that is an Affiliate of PSP may assign its rights under this Agreement to any Person. Unless otherwise determined by the Corporate Taxpayer in its sole discretion, any permitted assignee of any party hereto shall execute and deliver a joinder to this Agreement in the form attached hereto as Exhibit A. Any permitted assignment of any such assignee’s rights in accordance with the requirements of this Section 7.6(a) shall be referred to herein as a “Permitted Assignment”, and Schedule A hereto shall be amended to reflect such Permitted Assignment.

(b)            This Agreement may only be amended with the written approval of the Corporate Taxpayer and the Rights Holder Representative. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective; provided, that, the Rights Holder Representative may waive any provision on behalf of any Rights Holder.

(c)            All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit and burden of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any permitted assignee pursuant to a Permitted Assignment. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7            Headings, Titles, and Subtitles. The headings, titles, and subtitles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8            Waiver of Jury Trial. TO THE MAXIMMUM EXTENT PERMITED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.9            Resolution of Disputes. Other than with respect to any disputes under Section 2.4, Section 4.1, or Section 4.2 (which are to be resolved pursuant to Section 7.10), the state and federal courts located within the State of Delaware shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether at law or in equity or otherwise, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby, and the parties hereto consent to and agree to be subject to the exclusive jurisdiction of such courts. The parties acknowledge that the form designated by this Section 7.9 has a reasonable relation to this Agreement and to the parties’ relationship with one another.

Section 7.10          Reconciliation. In the event that the Corporate Taxpayer and the Rights Holder Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.4, Section 4.1, and Section 4.2 within the relevant period designated in this Agreement (including the finalization of any Schedule or the amount of any Tax Benefit Payment or Early Termination Payment (or other payment pursuant to the Section 4.1) required to be made by the Corporate Taxpayer to the Rights Holders under this Agreement) (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to both parties. The Expert shall be a nationally recognized accounting, law, consulting or valuation firm mutually selected by the Corporate Taxpayer and the Rights Holder Representative. The Corporate Taxpayer and the Rights Holder Representative shall instruct the Expert to, and the Expert shall, make a final determination of such Reconciliation Dispute in accordance with the guidelines and procedures set forth in this Agreement. The Corporate Taxpayer and the Rights Holder Representative will reasonably cooperate with the Expert during the term of its engagement. The Corporate Taxpayer and the Rights Holder Representative shall instruct the Expert not to, and the Expert shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by the Corporate Taxpayer, on the one hand, or the Rights Holder Representative, on the other hand, or less than the smallest value for such item assigned by the Corporate Taxpayer, on the one hand, or the Rights Holder Representative, on the other hand. The Corporate Taxpayer and the Rights Holder Representative shall also instruct the Expert to, and the Expert shall, make its determination based solely on presentations by the Corporate Taxpayer and the Rights Holder Representative that are in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent review. If the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due or any Tax Return reflecting the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne by the Corporate Taxpayer, except that the Rights Holder Representative shall pay a portion of the fees and expenses of the Expert equal to the percentage by which the portion of the disputed amounts not awarded to Rights Holders (if any) bears to the aggregate amount actually disputed. Any dispute as to whether a dispute is a Reconciliation Dispute, within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and the Rights Holder Representative and may be entered and enforced in any court having jurisdiction.

Section 7.11         Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the entering into this Agreement or the making of such payment under the Code, or any applicable provision of state, local or non-U.S. tax law; provided, that the Corporate Taxpayer (a) gives ten (10) days’ advance written notice of its intention to make such withholding to the Rights Holder Representative, (b) identifies the legal basis requiring such withholding and (c) gives the Rights Holder Representative a reasonable opportunity to establish that such withholding is not legally required or may be reduced. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Rights Holder. The Corporate Taxpayer shall provide evidence of such payments to the Rights Holders to the extent that such evidence is available. Each Rights Holder shall deliver to the Corporate Taxpayer at (i) the time such Rights Holder becomes a Rights Holder and (ii) the reasonable request of the Corporate Taxpayer, such properly completed and executed documentation reasonably requested by the Corporate Taxpayer as will permit such payments to be made without withholding or at a reduced rate of withholding (including IRS Form W-9 or the appropriate IRS Form W-8, as applicable).

Section 7.12          Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)            If the Corporate Taxpayer or any of its Subsidiaries is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign Tax law, then (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b)            If any Person the income of which is included in the income of the Corporate Taxpayer or its Subsidiaries or the Corporate Taxpayer’s or its Subsidiaries’ affiliated or consolidated group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of state, local or non-U.S. Tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred Reference Asset, plus (i) the amount of debt to which such Reference Asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such Reference Asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.12(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer and its Subsidiaries using the Non-Blocker Transferred Basis, Non-Exchange Transferred Basis, Non-IPO Basis and Non-Stepped Up Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer or its Subsidiaries the taxable income of the Corporate Taxpayer or its Subsidiaries shall be determined by treating Holdings LP as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Blocker Transferred Basis, Non-Exchange Transferred Basis, Non-IPO Basis and Non-Stepped Up Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer or its Subsidiaries would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Blocker Transferred Basis, Exchange Transferred Basis, IPO Basis and Basis Adjustments. For purposes of this Section 7.12, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.13         Confidentiality.

(a)            The Rights Holders and the Rights Holder Representative acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer acquired pursuant to this Agreement.

(b)            This Section 7.13 shall not restrict (i) the disclosure of any information that has been made publicly available by the Corporate Taxpayer, becomes public knowledge (except as a result of an act of any Rights Holder, the Rights Holder Representative or any of their Affiliates in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to its personnel and representatives who are subject to confidentiality obligations or otherwise to the extent reasonably necessary for any Rights Holder or its Affiliates to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns or (iii) the disclosure of information to any direct or indirect current, former or prospective limited partners of any Rights Holder so long as such Persons are apprised of the confidential nature thereof. Notwithstanding anything to the contrary in this Agreement, each Rights Holder (and each employee, representative or other agent of such Rights Holder, as applicable) may disclose the tax treatment and tax structure of (A) the Corporate Taxpayer, (B) the transactions, if any, entered into in connection with this Agreement, (C) this Agreement and (D) any of the transactions of the Corporate Taxpayer, and all materials of any kind (including opinions or other tax analyses) that are provided to the Rights Holders relating to such tax treatment and tax structure.

Section 7.14         Rules of Construction. Unless otherwise specified herein:

(a)            For purposes of interpretation of this Agreement:

(i)            the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof;

(ii)            any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP;

(iii)          unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement;

(iv)          the terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”;

(v)           the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; and

(vi)          the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c)            Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)            Unless otherwise expressly provided herein, references to any law (including the Code) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(e)            Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(f)            With regard to all dates, deadlines and time periods set forth or referred to in this Agreement, time is of the essence. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be automatically extended to the next date which is a Business Day.

Section 7.15         Rights Holder Representative. By executing this Agreement, each of the Rights Holders shall be deemed to have irrevocably constituted the Rights Holder Representative as his, her or its agent, proxy and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such Rights Holders which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the Rights Holder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement (including a termination of the Corporate Taxpayer’s obligations) and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to the Corporate Taxpayer pursuant to this Agreement; (vi) taking actions the Rights Holder Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of such Rights Holders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such Rights Holders, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such Rights Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The Rights Holder Representative may resign upon thirty (30) calendar days’ written notice to the Corporate Taxpayer. All reasonable and documented out-of-pocket costs and expenses incurred by the Rights Holder Representative in its capacity as such shall be promptly reimbursed by the Corporate Taxpayer upon presentation of an invoice and reasonable support therefor by the Rights Holder Representative. To the fullest extent permitted by law, none of the Rights Holder Representative, any of its Affiliates, or any of the Rights Holder Representative’s or Affiliate’s directors, officers, employees or other agents (each, a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any Rights Holder, Holdings LP or the Corporate Taxpayer for damages arising from any action taken or omitted to be taken by the Rights Holder Representative or any other Person with respect to Holdings LP or the Corporate Taxpayer, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud, and each Rights Holder shall indemnify, defend and hold harmless the Rights Holder Representative for any losses, liabilities or damages arising out of the Rights Holder Representative’s performance of its duties hereunder. Each of the Covered Persons may consult with legal counsel, accountants and other experts selected by it, and any act or omission suffered or taken by it on behalf of the Rights Holders or in furtherance of the interest of the Rights Holders in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided, that such counsel, accountants or other experts were selected with reasonable care. Each of the Covered Person may rely in good faith upon, and shall have no liability to Holdings LP, the Corporate Taxpayer or the Rights Holders for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. Each Rights Holders irrevocably agrees that such agency is coupled with an interest and is therefore irrevocable without the written consent of the Rights Holder Representative and will survive the death, incapacity, dissolution, liquidation or bankruptcy of such Rights Holder.

Section 7.16            Partnership Agreement. To the extent this Agreement imposes obligations on Holdings LP or any partner of Holdings LP, this Agreement shall be treated as part of the Holdings LP Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.17            Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate any of the transactions contemplated by this Agreement. It is accordingly agreed that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated, and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, no party hereto would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.17 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.18            Certain Acknowledgments. Without limiting the generality of Section 2.4, any Person who or which accepts the rights and obligations of a Rights Holder under this Agreement shall be treated as a Rights Holder hereunder pursuant to the terms hereof, and such Person shall be deemed to have adhered to and agreed to be bound by the terms of this Agreement as a Rights Holder without further action or the execution of any additional documents or instruments, including any counterpart signature page to this Agreement or joinder to this Agreement. Further, each such Person shall be deemed to have agreed not to assert any claim that it is not bound by the terms of this Agreement and acknowledges that in no circumstance can such Person be a Rights Holder, or be entitled to the rights of a Rights Holder hereunder, if it is not bound by all of the terms and conditions of this Agreement, including the obligations to which a Rights Holder is subject hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Tax Receivable Agreement as of the date first written above.

PUBCO:

SUJA LIFE, INC.

By:	/s/ Maria Stipp
Name: Maria Stipp
Title: Chief Executive Officer

HOLDINGS LP:

SUJA LIFE HOLDINGS, L.P.

By:	Suja Life Holdings GP, LLC
Its:	General Partner

By:	/s/ Kevin Schwartz
Name: Kevin Schwartz
Title: President and Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

RIGHTS HOLDERS:

SUJA LIFE CONSORTIUM AGGREGATOR, L.P.

By: Suja Life Consortium Aggregator GP, LLC
Its: General Partner

By:	/s/ Kevin Schwartz
Name: Kevin Schwartz
Title: President and Chief Executive Officer

PAINE SCHWARTZ FOOD CHAIN FUND V B, L.P.

By: Paine Schwartz Food Chain Fund V GP, L.P.
Its: General Partner

By: Paine Schwartz Food Chain Fund V GP, Ltd.
Its: General Partner

By:	/s/ Kevin Schwartz
Name: Kevin Schwartz
Title: Director

Witness:	/s/ Angela Jorge
Name: Angela Jorge

PAINE SCHWARTZ FOOD CHAIN FUND V C, L.P.

By: Paine Schwartz Food Chain Fund V GP, L.P.
Its: General Partner

By: Paine Schwartz Food Chain Fund V GP, Ltd.
Its: General Partner

By:	/s/ Kevin Schwartz
Name: Kevin Schwartz
Title: Director

Witness:	/s/ Angela Jorge
Name: Angela Jorge

[Signature Page to Tax Receivable Agreement]

PAINE SCHWARTZ FOOD CHAIN FUND V D, L.P.

By: Paine Schwartz Food Chain Fund V GP, L.P.
Its: General Partner

By: Paine Schwartz Food Chain Fund V GP, Ltd.
Its: General Partner

By:	/s/ Kevin Schwartz
Name: Kevin Schwartz
Title: Director

Witness:	/s/ Angela Jorge
Name: Angela Jorge

RIGHTS HOLDER REPRESENTATIVE:

PAINE SCHWARTZ FOOD CHAIN FUND V GP, L.P.

By: Paine Schwartz Food Chain Fund V GP, Ltd.
Its: General Partner

By:	/s/ Kevin Schwartz
Name: Kevin Schwartz
Title: Director

Witness:	/s/ Angela Jorge
Name: Angela Jorge

[Signature Page to Tax Receivable Agreement]

RIGHTS HOLDERS:

QP VIVE AGGREGATOR, LLC

By:	/s/ Wyatt James Taubman
Name: Wyatt James Taubman
Title: Chairman and Secretary

NON-QP VIVE AGGREGATOR, LLC

By:	/s/ Wyatt James Taubman
Name: Wyatt James Taubman
Title: Chairman and Secretary

[Signature Page to Tax Receivable Agreement]

Schedule A

Schedule of Rights Holders

As of May 7, 2026

Suja Life Consortium Aggregator, L.P.
Paine Schwartz Food Chain Fund V B, L.P.
Paine Schwartz Food Chain Fund V C, L.P.
Paine Schwartz Food Chain Fund V D, L.P.
QP Vive Aggregator, LLC
Non-QP Vive Aggregator, LLC